EXHIBIT 10.1

EMPLOYEE AGREEMENT AMENDMENT

THIS AGREEMENT (the “Agreement”) is made and entered into on April 26, 2023 by and between Lightwave Logic, Inc., a Nevada Corporation (the “Company”) and Michael S. Lebby, PhD (“Employee”).

1.	This Agreement amends that certain Employee Agreement dated March 20, 2017, as amended from time to time, made and entered into by the parties hereto (the “Employee Agreement”). Capitalized terms herein have the same meaning as used in the Employee Agreement, unless otherwise noted.

2.	Effective April 26, 2023, the Termination Date described in paragraph 1.2 shall be extended to April 30, 2025.

3.	All other provisions of the Employee Agreement remain in full force and effect, other than any provision that conflicts with the terms and spirit of this Agreement.

The Parties have executed this Agreement on the date first written above.

LIGHTWAVE LOGIC, INC.: By: /s/ James S. Marcelli James S. Marcelli, President EMPLOYEE: /s/ Michael S. Lebby Michael S. Lebby